PARKERVISION ANNOUNCES SIGNING OF COMMON STOCK OFFERING

Jacksonville, Fla., September 14, 2012 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced the signing of a securities purchase agreement for the sale of 4,381,761 shares of its common stock at a price of $2.30 per share, in a registered offering to institutional investors and other investors. Craig-Hallum Capital Group LLC and Ladenburg Thalmann & Co. Inc. acted as the placement agents in connection with the offering.

Net proceeds from the sale of the shares after placement agent fees and other offering expenses are expected to be approximately $9.3 million. ParkerVision plans to use the net proceeds from the offering to fund its research, its sales and marketing activities and its infringement litigation, and for other working capital and general corporate purposes. The offering is expected to close on September 19, 2012, subject to customary closing conditions.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on September 4, 2012. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, by calling 612-334-6300, or by emailing robbie.kelley@craig-hallum.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock. Furthermore, ParkerVision will not sell any of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s periodic reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and its quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2012. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:
ParkerVision, Inc.
Cindy Poehlman, Chief Financial Officer
904-732-6100
cpoehlman@parkervision.com

The Wall Street Group, Inc.
Ron Stabiner, Vice President
212-888-4848
rstabiner@thewallstreetgroup.com

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